[LETTERHEAD OF GOODSILL ANDERSON QUINN & STIFEL LLP]

December 10, 2003

Hawaiian Electric Company, Inc.

Maui Electric Company, Limited

Hawaii Electric Light Company, Inc.

900 Richards Street

Honolulu, Hawaii 96813

HECO Capital Trust III

c/o The Bank of New York, as Trustee

101 Barclay Street, 8W

New York, New York 10286

Ladies and Gentlemen:

Hawaiian Electric Company, Inc., a Hawaii corporation (“HECO”), its subsidiaries, Maui Electric Company, Limited, a Hawaii corporation (“MECO”), and Hawaii Electric Light Company, Inc., a Hawaii corporation (“HELCO” and, together with HECO and MECO, the “Companies”), and HECO Capital Trust III, a statutory trust created under the laws of the State of Delaware (the “Trust”), have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering: (i) 4,000,000 Cumulative Quarterly Income Preferred Securities (liquidation preference $25 per preferred security) of the Trust (the “QUIPS”), (ii) $100 million aggregate principal amount of Junior Subordinated Deferrable Interest Debentures of the Companies (the ‘‘QUIDS”) and (iii) HECO’s guarantees with respect to: (a) the QUIPS (the “Trust Guarantee”) and (b) the QUIDS of MECO and HELCO (together with the Trust Guarantee, the “Guarantees”).

We have reviewed the Registration Statement and, for purposes of this opinion, we have assumed that it has become effective. We have also reviewed the Articles of Incorporation and Bylaws of the Companies, as amended, and such appropriate records of the Companies, certificates of public officials and other documents as we deem pertinent as a basis for the opinions hereinafter expressed.

On the basis of such review:

1. We are of the opinion that each of the Companies is a corporation duly incorporated, validly existing and in good standing under the laws of Hawaii.

GOODSILL ANDERSON QUINN & STIFEL A LIMITED LIABILITY LAW PARTNERSHIP LLP

Hawaiian Electric Company, Inc.

Maui Electric Company, Limited

Hawaii Electric Light Company, Inc.

HECO Capital Trust III

December 10, 2003

2. When, (i) the applicable provisions of the Act, the Trust Indenture Act of 1939, as amended, and the securities or “blue sky” laws of various states shall have been complied with, (ii) appropriate resolutions have been adopted by the Board of Directors of each of the Companies (or a duly appointed committee or representative thereof) authorizing the issuance and sale of the QUIPS, the QUIDS and the Guarantees, as applicable, (iii) the respective indentures of the Companies and the Trust Guarantee have been duly executed and delivered so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Companies, as applicable, and (iv) the QUIPS, the QUIDS and the Guarantees have been issued and sold in return for the consideration specified therefor and as contemplated in the Registration Statement and in the order or orders of the Hawaii Public Utilities Commission or other applicable regulatory authorities, we are of the opinion that (1) the QUIDS will be legally issued and will be the valid and binding obligations of each of the respective Companies and (2) the Guarantees will be legally issued and will be the valid and binding obligations of HECO, in each case, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors’ rights, to general equitable principles (whether considered in a proceeding in equity or at law) and to an implied covenant of reasonableness, good faith and fair dealing.

We are members of the Bar of the State of Hawaii and, for purposes of this opinion, do not hold ourselves out as experts of the law of any jurisdiction other than the State of Hawaii. We have relied, with your approval, as to all matters of New York law related to this opinion upon the opinion of Pillsbury Winthrop LLP addressed to us and submitted concurrently herewith as Exhibit 5(c) to the Registration Statement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) the legal capacity of natural persons who are or will be signatories to the documents examined by us, (ii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents (other than the Companies) and (iii) that all documents examined by us have been or will be duly authorized, executed and delivered by all parties thereto (other than the Companies).

The opinions expressed herein are based on laws and regulations as in effect on the date hereof and facts as we understand them as of the date hereof. We are not assuming any obligation, and do not undertake, to revise, update or supplement this opinion after the date hereof notwithstanding any change in applicable law or regulation or interpretation thereof, any amendment, supplement, modification or rescission of any document examined or relied on in connection herewith, or any change in the facts, after the execution and delivery of this opinion on the date hereof.

GOODSILL ANDERSON QUINN & STIFEL A LIMITED LIABILITY LAW PARTNERSHIP LLP

Hawaiian Electric Company, Inc.

Maui Electric Company, Limited

Hawaii Electric Light Company, Inc.

HECO Capital Trust III

December 10, 2003

We hereby consent to the filing of this opinion as Exhibit 5(a) to the Registration Statement and to the references to our firm under the caption “Legal Matters.” In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Commission thereunder. This opinion may not be furnished or quoted to, or relied upon, by any person for any purpose, without our prior written consent.

Very truly yours,

/s/    Goodsill Anderson Quinn & Stifel

A Limited Liability Law Partnership LLP